For more information contact:                                                                                     FOR IMMEDIATE RELEASE
Jane Hoffer
Chief Executive Officer
Prescient Applied Intelligence
610-719-1600 x 308
jhoffer@prescient.com

Prescient Applied Intelligence Reports Second Quarter 2008 Results

Company Sees Growth in Hub Communities Driven by New Analytics Product

West Chester, Penn. – August 4, 2008 – Prescient Applied Intelligence, Inc. (OTCBB:  PPID), a leading provider of supply chain and advanced commerce solutions for retailers and suppliers, today reported financial results for the second quarter ended June 30, 2008.

SECOND QUARTER HIGHLIGHTS

Revenues

▪
Total revenue was $2.1 million for the second quarter of 2008, which represented a decrease of 16% compared to the second quarter of 2007 and a 2% increase over the first quarter of 2008.  The comparable quarter in 2007 included non-recurring revenue from a significant client that terminated its relationship with the Company during 2007.

Income

•
The Company recorded a net loss of ($7.2) million for the three months ended June 30, 2008.  The Company’s net loss reflects an impairment of goodwill of $7.5 million.  Without the impairment, the Company would have reported net income of $0.3 million, representing a 35% decrease over the same period in 2007, and an increase of 160% from the first quarter of 2008.

▪
The net loss applicable to common stockholders was ($7.6) million or ($0.23) per share for the second quarter of 2008 which includes accumulated undeclared dividends to the Series E Preferred stockholders of $0.3 million resulting from a beneficial conversion feature. This compares to a net loss applicable to common stockholders of ($0.03) million or ($.00) per share for the same period prior year.

“Our monthly subscription rate for our communities grew over 19% from the prior quarter as we see increased adoption of our Visibility and Analytics suite, as well as growth in our collaborative Scan Based Trading service,” said Jane Hoffer, president and CEO of Prescient.  “We continue to regain the revenues lost in 2007 by the departure of one of our largest communities.  We are pleased by the response of our installed base of clients to our new product offerings.”

Operating Expenses

▪
Total operating expenses in the second quarter 2008 were $9.3 million, including $7.5 million impairment of goodwill, and $0.1 million of depreciation and amortization. Excluding the impairment to goodwill, operating expenses decreased $0.3 million or 13% compared to the same period in 2007 and decreased 4% from the first quarter of 2008.

Cash & Cash Equivalents

▪
Cash provided by operations was $0.3 million during the six months ended June 30, 2008 as compared to $0.5 million in the same period in the prior year. Cash and cash equivalents were $2.8 million as of June 30, 2008, up from $2.6 million at December 31, 2007 and $1.2 million at June 30, 2007.

“Our new product release schedule continued in the second quarter with the introduction of the third in the series of Visibility and Analytics (V&A) modules,” said Jane Hoffer, president and CEO of Prescient.  “The new Inventory Module assists our clients in analyzing item at store level perpetual inventory, as well as the flow rate of product at store level. All of our V&A modules are assisting both retailer and supplier reduce out of stocks at store level”

About Prescient Applied Intelligence:

Prescient, founded in 1985 (OTCBB: PPID), provides innovative software solutions and services that enable retailers and suppliers to work collaboratively as strategic partners to improve sales, efficiencies, and customer service. Our tailored solutions capture, manage, and share critical data, giving companies the power to make better and more informed decisions.  Our offerings include Vendor Managed Inventory, Store Level Replenishment, Scan Based Trading, and Visibility & Analytics™ business intelligence solution, which are all powered by our Demand Signal Repository (DSR).  The comprehensive commerce data, aggregated by the DSR, brings greater visibility throughout the supply chain enabling businesses to forecast with more accuracy, reduce stock-outs and shrink, and improve performance at the store shelf. For more information, go to www.prescient.com.

Forward-Looking Statement:
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Prescient Applied Intelligence, Inc. are intended to identify such forward-looking statements.  Prescient may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Risk Factors” in Prescient’s report on Form 10-QSB filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

(Tables Follow)

Prescient Applied Intelligence, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2008 and December 31, 2007

	June 30,	December 31,
	2008	2007
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,795,884	$2,594,149
Accounts receivable - net of allowance for doubtful accounts
of $35,000 at June 30, 2008 and $43,000 at December 31, 2007	977,425	1,236,603
Prepaid and other current assets	194,844	100,504
Total current assets	3,968,153	3,931,256
Furniture, equipment and leasehold improvements, net	183,939	200,057
Intangible assets, net	1,100,000	1,300,000
Goodwill	9,804,285	17,257,483
Other assets	53,503	49,342
Total Assets	$15,109,880	$22,738,138

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion note payable	$203,492	$169,696
Accounts payable	152,317	163,526
Accrued expenses	451,645	632,648
Income taxes payable	15,000	29,071
Deferred revenues	1,145,355	1,357,953
Total current liabilities	1,967,809	2,352,894

Deferred maintenance - long-term portion	29,049	67,884
Long term portion note payable, net of discount of $11,122 at June 30, 2008
and $15,889 at December 31, 2007	2,113,020	2,228,314
	2,142,069	2,296,198

Stockholders' equity:
Series E Preferred Stock, $.001 par value; 1,660 shares authorized; 1,657 shares issued and outstanding at June 30, 2008 and December 31, 2007
(liquidation value $19,550,849 and $18,889,955 at June 30, 2008
and December 31, 2007, respectively)	16,567,747	16,567,747
Series G Preferred Stock, $.001 par value; 480 shares authorized; 479.9 shares issued and outstanding at June 30, 2008 and December 31, 2007
(liquidation value $4,798,838 at June 30, 2008 and December 31, 2007)	4,798,838	4,798,838
Common stock, $.001 par value; 400,000,000 shares authorized;
33,560,791 and 33,600,251 shares issued and outstanding at June 30, 2008
and December 31, 2007, respectively	33,561	33,600
Additional paid-in-capital	104,813,349	104,754,887
Accumulated deficit	(115,213,493)	(108,066,026)
Total stockholders' equity	11,000,002	18,089,046
Total liabilities and stockholders' equity	$15,109,880	$22,738,138

Prescient Applied Intelligence, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six months ended June 30, 2008 and 2007
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenue:
Subscription services	$1,470,795	$1,522,102	$2,839,507	$3,092,261
Licenses	40,000	228,286	90,000	359,222
Maintenance	379,538	388,170	751,278	784,712
Professional services	216,988	372,207	492,905	718,945
Total revenue	2,107,321	2,510,765	4,173,690	4,955,140

Operating expenses:
Customer operations and support	548,195	719,194	1,150,139	1,397,480
Development	304,891	223,906	623,641	546,129
Selling and marketing	473,076	542,431	945,645	1,040,973
General and administrative	403,557	509,445	821,219	1,050,238
Impairment of goodwill	7,453,198	-	7,453,198	-
Depreciation and amortization	115,730	115,765	233,927	232,548
Total operating expenses	9,298,647	2,110,741	11,227,769	4,267,368
Income (loss) from operations	(7,191,326)	400,024	(7,054,079)	687,772

Other income (expense):
Interest expense	(44,960)	(69,329)	(99,194)	(138,960)
Interest income	11,277	-	21,735	-
Total other expense	(33,683)	(69,329)	(77,459)	(138,960)

Net income (loss) before provision for income taxes	(7,225,009)	330,695	(7,131,538)	548,812
Provision for income taxes	7,500	-	15,929	-
Net income (loss)	(7,232,509)	330,695	(7,147,467)	548,812
Deemed dividend on Series E Preferred Stock	-	(172,810)	-	(515,532)
Undeclared dividend on Series E Preferred Stock	(330,447)	(165,224)	(660,894)	(328,632)
Accrued damages to certain preferred shareholders	-	(20,250)	-	(20,250)
Net loss applicable to common stockholders	$(7,562,956)	$(27,589)	$(7,808,361)	$(315,602)

Net loss applicable per common share -
basic and diluted	$(0.23)	$(0.00)	$(0.23)	$(0.01)
Weighted average common shares outstanding -
basic and diluted	33,560,791	33,326,670	33,572,282	33,326,670